Exhibit 99.1

Atlas Financial Holdings Announces 2016 First Quarter Financial Results
Company to Hold Conference Call on Tuesday, May 10, 2016 at 8:30 a.m. ET
First Quarter 2016 Financial Performance Summary (comparisons to First Quarter 2015 unless noted):

•	Gross premium written increased by 42.4% to $64.0 million, which included an increase of 42.9% in its core commercial auto business

•	In-force premium at March 31, 2016 was $220.6 million, compared to $211.3 million at December 31, 2015

•	Combined ratio improved by 5.4 percentage points to 84.4%

•	Underwriting income improved to $6.5 million as compared to $3.1 million

•	For the three month period ended March 31, 2016, net income was $4.8 million compared to $2.1 million

•	Earnings per common share diluted were $0.38 for the three month period ended March 31, 2016 compared to $0.17 for the three month period ended March 31, 2015

•	Book value per common share on March 31, 2016 was $10.73, compared to $10.15 at December 31, 2015 and $9.23 at March 31, 2015

•	Adjusted operating income, before tax, was $6.7 million, or $0.53 per common share diluted, compared to $5.3 million, or $0.42 per common share diluted[1]

•	Adjusted operating income, after tax, was $4.4 million, or $0.34 per common share diluted, compared to $3.5 million, or $0.27 per common share diluted[1]

•	Annualized return on common equity ("ROCE") was 15.0% in the first quarter 2016 compared to 7.7% in 2015[1]
1 - See the 'Use of Non-GAAP Financial Measurements' section later in this press release for definitions
Chicago, Illinois (May 9, 2016) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) ("Atlas" or the "Company") today reported its financial results for the first quarter ended March 31, 2016.

Management Comments
"Our team delivered another quarter of profitable growth through the execution of Atlas' specialized business model and commitment to operating efficiency, more than doubling our underwriting income as compared to the same quarter last year", Scott D. Wollney, Atlas’ President and CEO, stated, “We continue to focus on leveraging our core competencies to take full advantage of the continuing opportunities in our niche market by delivering a strong value proposition to our business partners and customers.”

Financial and Operational Review
Premium Written: For the three month period ended March 31, 2016, gross premium written increased 42.4% to $64.0 million compared to $45.0 million for the three month period ended March 31, 2015. Gross premium written from commercial automobile was $63.8 million for the three month period ended March 31, 2016, representing an increase

Exhibit 99.1

of 42.9% relative to the three month period ended March 31, 2015. We target primarily owner operators and small fleets within the taxi, limousine and paratransit segments. The Company's gross written premium from these target accounts increased 42.8% for the three month period ended March 31, 2016 as compared to the three month period ended March 31, 2015. Deploying the Company's hyper-focused model and strong value proposition, underwriting profit was achieved in mature states and continuing organic growth was realized in developing states like California and through acquisition in the largest geographic market in Atlas' niche like New York.

Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. Atlas actively writes core business in 41 of these states plus the District of Columbia. Compared to the three month period ended March 31, 2015, Atlas experienced growth in core business gross premium written in 26 states for the three month period ended March 31, 2016. In 9 of those 26 states, Atlas experienced quarter over quarter growth of greater than 100% due to a continuing positive response from both new and existing agents to Atlas' value proposition and the current market environment.

Combined Ratio: Atlas' combined ratio improved for the three month period ended March 31, 2016 to 84.4%, compared to 89.8% in the prior year period.

•
Loss Ratio: The loss ratio relating to claims incurred for the three month period ended March 31, 2016 was 59.7% compared to 56.1% for the three month period ended March 31, 2015. The loss ratio increase relative to prior periods was primarily due to the fact that there was favorable development on Gateway's commercial auto program during the three month period ended March 31, 2015. Excluding the favorable development in 2015, the first quarter 2015 loss ratio would have been 62.4% or 2.7 percentage points higher than first quarter 2016. The Company continues to see incremental opportunities to leverage decades of experience in the claims area coupled with underwriting opportunities to increase expected margin in subsequent quarters. As previously announced, the Company is also leveraging predictive analytics in the claim area to further build on the experience and expertise within its organization. On a year over year basis, the Company expects its loss ratio to trend in a positive direction based on prior year and potential future underwriting and claims activities. To achieve this, Atlas utilizes data and experience accumulated over its operating subsidiaries’ many years spent focusing on niche target markets to model potential risk and deliver value in terms of claims and other areas of support.

•
Underwriting Expense Ratio: The underwriting expense ratio for the three month period ended March 31, 2016 was 24.7% compared to 33.7% for the three month period ended March 31, 2015. The ratio for the combination of acquisition costs and other underwriting expenses, excluding share based compensation expense and expenses related to acquisitions and stock purchase agreements, of 24.7% compares favorably to 26.9% for the three month period ended March 31, 2015. Year over year organic premium growth in the quarter was at the high end of the Company’s previously provided overall range of 30% - 50%. Expenses in

Exhibit 99.1

the quarter include the cost of the incremental hiring and infrastructure investment necessary to support this growth rate and deliver the Company's strong value proposition to agents and policyholders.

The table below details the comparisons of each component of the Company's combined ratio for the periods indicated (after accounting for the effect of quota share reinsurance):

	Three Month Periods Ended
	March 31, 2016	March 31, 2015
Loss Ratio	59.7%	56.1%
Underwriting Expense Ratio:
Acquisition cost ratio	9.7%	13.0%
Other underwriting expense ratio	15.0%	13.9%
Underwriting expense ratio before expenses related to acquisitions and stock purchase agreements and stock based compensation expenses	24.7%	26.9%
Expenses (recovered) incurred related to acquisitions and stock purchase agreement ratio	(1.0)%	5.6%
Share based compensation expense ratio	1.0%	1.2%
Underwriting expense ratio	24.7%	33.7%
Total combined ratio	84.4%	89.8%
Atlas’ underwriting expense ratio excluding the impact of share based compensation expenses and expenses related to acquisitions and stock purchase agreements was 24.7% and is falling within the Company's target range of 24.5% to 26.5%. While this ratio can vary quarter to quarter, on a full year basis, based on the Company's current growth rate, underwriting expenses are expected to be on the high end of this range.

As the Company continues the use of quota share reinsurance, and potentially changes the percentage of ceded premiums under its contract, the impact on the individual ratios of acquisition cost and other underwriting expense will vary. On a pro-forma basis, as if there was no quota share reinsurance in place (which demonstrates the improvement the Company achieved in terms of operating efficiency in the past year), the components of the underwriting expense ratio for the first quarter of 2016 as compared to 2015 would have been as follows:

	Three Month Periods Ended
	March 31, 2016	March 31, 2015
Acquisition costs	13.8%	14.1%
Other insurance general and administrative expenses	12.6%	13.2%
Expenses (recovered) incurred related to acquisitions and stock purchase agreements	(0.8)%	5.3%
Share based compensation expense	0.8%	1.2%

Underwriting Results: Underwriting profit increased to $6.5 million for the three month period ended March 31, 2016, compared to $3.1 million in the same period of the prior year, representing a 111.3% increase.

Net Income before Taxes: Net income before taxes increased to $7.3 million for the three month period ended March 31, 2016, compared to $3.8 million in the same period of the prior year, representing a 92.9% increase.

Exhibit 99.1

Income Taxes: Atlas recognized tax expense of $2.4 million for the three month period ended March 31, 2016 compared to tax expense of $1.6 million in the same period of the prior year.

Deferred Tax Assets: In 2014, Atlas determined that it is more likely than not that the Company will be able to fully utilize its net deferred tax assets. For the year 2016 and 2015, Atlas’ GAAP results reflect the full U.S. corporate tax rate.

Net Income: Atlas reported net income of $4.8 million for the three month period ended March 31, 2016, compared to $2.1 million for the three month period ended March 31, 2015.

Adjusted operating income: An internal performance measure used in the management of the Company's operations. It represents operational results excluding, as applicable, net realized gains or losses, net impairment charges recognized in earnings, non-recurring and atypical costs and other items. Adjusted operating income should not be viewed as a substitute for U.S. Generally Accepted Accounting Principles (U.S. GAAP) net income.

Atlas' adjusted operating income, before tax, for the three month period ended March 31, 2016 was $6.7 million, or $0.53 per common share diluted, compared to $5.3 million, or $0.42 per common share diluted, for the three month period ended March 31, 2015.

The table below reconciles U.S. GAAP net income to adjusted operating income, after tax and the per common share diluted impact ($ in '000s, except per share amounts):

(after tax effects)	Three Month Periods Ended
	March 31, 2016		March 31, 2015
U.S. GAAP net income	$4,811	$0.38	$2,137	$0.17
Less: other income	66	0.01	21	—
Less: net investment gains	155	0.01	90	0.01
Add: expenses incurred related to acquisition of subsidiaries	—	—	495	0.04
Add: expenses (recovered) incurred pursuant to Gateway stock purchase agreement	(402)	(0.03)	942	0.07
Add: interest expense	152	0.01	6	—
Add: deferred income taxes	45	—	24	—
Adjusted operating income, after tax	$4,385	$0.34	$3,493	$0.27

Earnings per share (“EPS”): Atlas generated $0.38 per common share diluted for the three month period ended March 31, 2016. This compares to $0.17 per common share diluted as reported for the three month period ended March 31, 2015.

Exhibit 99.1

Share Count: The following chart illustrates Atlas’ potential dilutive common shares for the three month periods ended March 31, 2016 and 2015:

	Three Month Periods Ended
	March 31, 2016	March 31, 2015
Weighted average common shares outstanding	12,045,519	11,850,848
Dilutive potential ordinary shares:
Dilutive stock options	182,541	200,497
Dilutive shares upon preferred share conversion	522,397	573,444
Dilutive average common shares outstanding	12,750,457	12,624,789

Balance Sheet/Investment Overview
Book Value: Book value per common share was $10.73 based on 12,045,519 common shares outstanding at March 31, 2016, compared to $10.15 based on 12,045,519 common shares outstanding at December 31, 2015. Book value per common share of $10.73 increased by $0.58 relative to December 31, 2015 as follows:
$0.36    increase related to net income after tax and before items indicated below;
$0.01    increase related to the change in net realized investment gains after tax;
($0.01)    decrease related to the preferred share dividend liquidation;
$0.15    increase related to the change in unrealized gains/losses after tax;
$0.04    increase related to share based compensation; and
$0.03    increase related to expenses incurred with the acquisition of subsidiaries.
$0.58    total increase from December 31, 2015 book value per common share

Cash and Invested Assets: Cash and invested assets at March 31, 2016 totaled $238.4 million as compared to $233.3 million as at December 31, 2015. Invested assets increased by $10.2 million, of which $2.7 million was due to increases in market values and $7.5 million was due to net purchases of securities.

Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in fixed income securities with overall maturities that correlate with the payout patterns of Atlas' claims liabilities and other liquidity needs. At March 31, 2016, the average life on the Company's portfolio was 4.1 years with a duration of 3.2 years. The Company's investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.

Investment Income / Yield: Atlas generated net investment income of $653,000 and $520,000 for the quarters ended March 31, 2016 and 2015, as well as $239,000 and $137,000 of realized gains, respectively. The gross annualized investment yield on the Company's fixed-income securities was 2.1% and 1.8% for the quarters ended March 31, 2016 and March 31, 2015, respectively. The gross annualized investment yield on the Company's cash and cash equivalents was 0.1% for both of the quarters ended March 31, 2016 and March 31, 2015. The increase in net investment income

Exhibit 99.1

is the result of the Anchor acquisition. Net realized investment gains increased as a result of management's decision to sell certain securities to take advantage of favorable market conditions.

Outlook for 2016
Mr. Wollney continued, “Gross premium written growth in our core markets remained strong at more than 42% during the quarter. We are continuing to see favorable pricing conditions in the specialty light commercial auto market on which Atlas focuses, with an overall expansion of market size due to additional vehicles on the road from both traditional public auto and mobile as well as Internet based dispatch applications. Our focus on return on equity has driven improvements in our loss and expense ratios with a combined ratio of 84.4% in the first quarter and an annualized after tax ROE of 15%. We are investing in the infrastructure to support expected continued growth, balancing the advantages of scale with our commitment to remain hyper-focused while also utilizing analytics and leveraging technology to continue to outperform from an underwriting profit perspective."

Conference Call Details
Date/Time:            Tuesday, May 10, 2016 - 8:30 a.m. ET
Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas".

An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release.

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q1-2016. Audio and a transcript of the call will be archived on the Company’s website.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and

Exhibit 99.1

Plainview Premium Finance Company of California, Inc. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Additional information about Atlas, including a copy of Atlas' 2015 Annual Report on Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Atlas' website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Use of Non-GAAP Financial Measurements
Some of the measurements we use are "non-U.S. GAAP financial measurements" under SEC rules and regulations. We use these non-U.S. GAAP financial measurements in order to present our financial condition and results of operations in the way we believe will be most meaningful and representative of our business results. When we use these measures, reconciliations to the most comparable GAAP measure are provided. The non-GAAP financial measurements that we present may not be comparable to similarly-named measures reported by other companies.
Adjusted operating income, before tax includes both underwriting income and loss and net investment income, but excludes net realized capital gains and losses, legal and professional expense incurred related to business combinations, interest expense, net impairment charges recognized in earnings and other items. Underwriting income is derived by reducing net premiums earned by losses and loss adjustment expenses incurred, policy acquisition costs and general operating expenses.
Reconciliation of U.S. GAAP Net Income to Adjusted Operating Income Before Tax (in '000s, except per share values)

	Three Month Periods Ended
	March 31, 2016		March 31, 2015
Net income	$4,811	$0.38	$2,137	$0.17
Add: income tax expense	2,444	0.19	1,623	0.13
Add: expenses incurred related to acquisition of subsidiaries	—	—	750	0.06
Add: expenses (recovered) incurred pursuant to Gateway stock purchase agreement	(402)	(0.03)	942	0.07
Add: interest expense	233	0.02	9	—
Less: net realized investment gains	239	0.02	137	0.01
Less: other income	102	0.01	32	—
Adjusted operating income before tax	$6,745	$0.53	$5,292	$0.42

Exhibit 99.1

After-tax return on average common equity ("ROCE") is derived by subtracting preferred share dividends accrued from net income and dividing by average common equity. Common equity is total shareholders' equity less preferred shares and cumulative preferred share dividends accrued. Average common equity is the average of common equity at the beginning and the ending of the reporting period.

Reconciliation of U.S. GAAP Shareholders' Equity to Common Equity (in '000s)
As of:	March 31, 2016	December 31, 2015	March 31, 2015	December 31, 2014
Total shareholders' equity	$136,341	$129,622	$117,963	$109,399
Less: preferred shares	(6,539)	(6,941)	(6,941)	(2,000)
Less: accrued dividends on preferred shares	(543)	(460)	(219)	(184)
Total common equity	$129,259	$122,221	$110,803	$107,215

Average common equity	$125,739		$109,010

Reconciliation of U.S. GAAP Return on Equity to Return on Common Equity (in '000s)
	Three Month Periods Ended
	March 31, 2016	March 31, 2015
Net income	$4,811	$2,137
Average equity	132,981	113,682
Return on equity	14.5%	7.5%

Net income	$4,811	$2,137
Less: preferred share dividends accrued	(83)	(35)
Net income attributable to common shareholders	$4,728	$2,102
Average common equity	125,739	109,010
Return on average common equity	15.0%	7.7%

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2015 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Exhibit 99.1

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

###

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in '000s of US dollars, except for share and per share data)

	Three Month Period Ended
	March 31, 2016	March 31, 2015
Net premiums earned	$41,753	$30,167
Net investment income	653	520
Net realized investment gains	239	137
Other income	102	32
Total revenue	42,747	30,856
Net claims incurred	24,940	16,932
Acquisition costs	4,053	3,918
Other underwriting expenses[1]	6,571	4,545
Amortization of intangible assets	97	—
Interest expense	233	9
Expenses (recovered) incurred pursuant to Gateway stock purchase agreement	(402)	942
Expenses incurred related to acquisition of subsidiaries	—	750
Total expenses	35,492	27,096
Income from operations before income tax expense	7,255	3,760
Income tax expense	2,444	1,623
Net income	4,811	2,137
Less: Preferred share dividends	83	35
Net income attributable to common shareholders	$4,728	$2,102

Basic weighted average common shares outstanding	12,045,519	11,850,848
Earnings per common share, basic	$0.39	$0.18
Diluted weighted average common shares outstanding	12,750,457	12,624,789
Earnings per common share, diluted	$0.38	$0.17

Condensed Consolidated Statements of Comprehensive Income

Net income	$4,811	$2,137

Other comprehensive income (loss):
Changes in net unrealized investment gains	2,905	1,590
Reclassification to income of net realized investment (losses) gains	(40)	6
Effect of income tax	(1,003)	(543)
Other comprehensive income	1,862	1,053
Total comprehensive income	$6,673	$3,190
1 - Includes share based compensation expense and other insurance general and administrative expenses

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in '000s of US dollars, except for share and per share data)

	March 31, 2016		December 31, 2015
Assets
Investments, available for sale
Fixed income securities, at fair value (amortized cost $188,619 and $185,455)	$189,782		$183,773
Equity securities, at fair value (cost $6,147 and $4,147)	6,261		4,240
Other investments	25,064		22,937
Total Investments	221,107		210,950
Cash and cash equivalents	17,299		22,354
Accrued investment income	929		1,036
Premiums receivable (net of allowance of $845 and $846)	87,005		82,529
Reinsurance recoverables on amounts paid	4,357		3,277
Reinsurance recoverables on amounts unpaid	28,272		29,399
Prepaid reinsurance premiums	19,718		17,412
Deferred policy acquisition costs	11,317		10,235
Deferred tax asset, net	15,383		17,166
Goodwill	2,726		2,726
Intangible assets, net	4,828	—	4,925
Internal use software and office equipment	2,438		2,589
Other assets	7,912		6,660
Assets held for sale	34		34
Total Assets	$423,325		$411,292

Liabilities
Claims liabilities	$121,379		$127,011
Unearned premiums	118,825		108,202
Due to reinsurers and other insurers	12,995		10,781
Note payable	17,636		17,219
Other liabilities and accrued expenses	16,149		18,457
Total Liabilities	$286,984		$281,670

Shareholders’ Equity
Preferred shares, $0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: March 31, 2016 - 6,538,560 and December 31, 2015 - 6,940,500. Liquidation value $1.00 per share	$6,539		$6,941
Ordinary voting common shares, $0.003 par value, 266,666,667 shares authorized, shares issued and outstanding: March 31, 2016 - 11,890,432 and December 31, 2015 - 11,883,025	36		36
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: March 31, 2016 and December 31, 2015 - 132,863	—		—
Additional paid-in capital	198,489		198,041
Retained deficit	(69,553)		(74,364)
Accumulated other comprehensive income (loss), net of tax	830		(1,032)
Total Shareholders’ Equity	136,341		129,622
Total Liabilities and Shareholders’ Equity	$423,325		$411,292